                                                               November 14, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

                      Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                      Columbia Energy Services Corporation
                           12355 Sunrise Valley Drive
                                   Suite 300
                             Reston, VA 20191-3458

                               File No.  70-8145

Gentlemen:

           In compliance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935, and the Order of the Commission dated April 22, 1993 authorizing the financing transactions and business activities as more fully described in the Joint Application/Declaration, as amended (the "application"), the undersigned hereby certifies to the Commission that the balance sheet and income statement filed with this interim report reflect the results of operations of Columbia Energy Services, Inc. for the calendar quarter ended September 30, 1997.

                                  Very truly yours,

                                  COLUMBIA ENERGY SERVICES CORPORATION


                                  By: //s//J. W. Trost
                                     ---------------------------------
                                        J. W. Trost, Vice President

                      Columbia Energy Services Corporation
                                 Balance Sheet
                            As of September 30, 1997
                                     ($000)

Confidential treatment requested

                      Columbia Energy Services Corporation
                                 Balance Sheet
                            As of September 30, 1997
                                     ($000)

Confidential treatment requested

                      Columbia Energy Services Corporation
                                Income Statement
                       Quarter Ending September 30, 1997
                                     ($000)

Confidential treatment requested